WEALTH MINERAL LTD.

                             2004 STOCK OPTION PLAN

1. Purpose of the Plan

1.1 The purpose of the Plan is to attract, retain and motivate qualified directors, officers, employees and Consultants of the Corporation and its Affiliates and to advance the interests of the Corporation by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

2. Defined Terms

Where used herein, the following terms shall have the following meanings respectively:

2.1 "Affiliate" means any corporation that is an affiliate, as such term is used in Subsection 1(2) of the Company Act (British Columbia), of the Corporation;

2.2 "Board" means the Board of Directors of the Corporation or, if established and duly authorized to act, a committee of the Board of Directors of the Corporation;

2.3 "Committee" shall have the meaning attributed thereto in Section 3.1 hereof;

2.4 "Consultant" has the definition assigned to it under BC Instrument 45-507 as an individual or company wholly owned by individuals, who:

      (a) is engaged to provide on a bona fide basis consulting technical, management or other services to the issuer or to an Affiliate of the issuer, other than services provided in relation to a distribution and, in the case of senior listed issuers only, includes consultants conducting investor relations activities;

      (b) provides the services under a written contract between the issuer or the Affiliate and the individual or consultant company or consultant partnership of the individual; and

      (c) in the reasonable opinion of the issuer, spends or will spend significant amount of time and attention on the affairs and business of the issuer or an Affiliate of the issuer;

2.5 "Corporation" means Wealth Minerals Ltd.. and includes any successor corporation thereof;

2.6 "Eligible Person" means:

      (a) any director, officer or employee of the Corporation or Affiliate, or a Consultant (an "Eligible Individual");

      (b) a corporation controlled by an Eligible Individual, the issued and outstanding voting shares of which are, and will continue to be, beneficially owned, directly or indirectly, by such Eligible Individual and/or the spouse, children and/or grandchildren of such Eligible Individual (an " Eligible Corporation"); or

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      (c)   a registered retirement savings plan established for the sole benefit of an Eligible Individual (an "RRSP").

2.7 "Exchange" means the TSX Venture Exchange and any successor stock exchange;

2.8 "Insider" means any insider, as such term is defined in Subsection 1(1) of the Securities Act (British Columbia), of the Corporation, other than a person who falls within that definition solely by virtue of being a director or senior officer of an Affiliate, and includes any associate, as such term is defined in Subsection 1(1) of the Securities Act (British Columbia), of any such insider;

2.9 "Investor Relations Activities" means any activities that promote or reasonably could be expected to promote the purchase or sale of securities of the Corporation or an Affiliate, other than:

      (a) the dissemination of information provided, or records prepared, in the ordinary course of the business of the Corporation

            (i) to promote the sale of products or services of the Corporation, or

            (ii)  to raise public awareness of the Corporation, or

      (b) activities or communications necessary to comply with the requirements of

            (i)   applicable securities laws, or

            (ii) the by-laws, rules of other regulatory instruments of a self-regulatory organization;

2.10 "Option" means an option to purchase Shares granted to an Eligible Person under the Plan;

2.11 "Option Price" means the price per Share at which Shares may be purchased under an Option, as the same may be adjusted from time to time in accordance with Article 8 hereof;

2.12 "Optioned Shares" means the Shares issuable pursuant to an exercise of Options;

2.13 "Optionee" means an Eligible Person to whom an Option has been granted and who continues to hold such Option;

2.14 "Plan" means the Corporation's 2004 Stock Option Plan, as the same may be further amended or varied from time to time;

2.15 "Service Provider" means:

            (a)   an employee or Insider of the Corporation or any Affiliate;

            (b)   a Consultant; or

            (c) any other person or company engaged to provide ongoing management or consulting services or Investor Relations Activities for the Corporation or for any entity controlled by the Corporation;


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2.16 "Share Compensation Arrangement" means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism of the Corporation involving the issuance or potential issuance of shares to one or more Service Providers, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guaranty or otherwise; and

2.17 "Shares" means the common shares of the Corporation or, in the event of an adjustment contemplated by Article 8 hereof, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment.

3. Administration of the Plan

3.1 The Plan shall be administered by the Board, if appointed, or by any committee (if appointed, such Committee, the "Committee") of the Board appointed from time to time by the Board for that purpose.

3.2 The Board or Committee shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

      (a) to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

      (b) to interpret and construe the Plan and to determine all questions arising out of the Plan or any Option, any such interpretation, construction or determination made by the Committee shall be final, binding and conclusive for all purposes;

      (c)   to determine the number of Shares covered by each Option;

      (d)   to determine the Option Price of each Option;

      (e) to determine the time or times when Options will be granted and exercisable;

      (f) to determine if the Shares which are issuable on the exercise of an Option will be subject to any restrictions upon the exercise of such Option; and

      (g) to prescribe the form of the instruments relating to the grant, exercise and other terms of Options.

3.3 The Board or the Committee may, in its discretion, require as conditions to the grant or exercise of any Option that the Optionee shall have:

      (a) represented, warranted and agreed in form and substance satisfactory to the Corporation that he or she is acquiring and will acquire such Option and the Shares to be issued upon the exercise thereof or, as the case may be, is acquiring such Shares, for his or her own account, for investment and not with a view to or in connection with any distribution, that he or she has had access to such information as is necessary to enable him or her to evaluate the merits and risks of such investment and that he or she is able to bear the economic risk of holding such Shares for an indefinite period;

      (b) agreed to restrictions on transfer in form and substance satisfactory to the Corporation and to an endorsement on any option agreement or certificate representing the Shares making appropriate reference to such restrictions; and


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      (c)   agreed to indemnify the Corporation in connection with the foregoing.

3.4 Any Option granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Shares thereunder, such Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board or the Committee. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

4. Shares Subject to the Plan

4.1 Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares reserved for issuance upon the exercise of all Options granted under the Plan, shall not exceed 10% of the issued and outstanding Shares, from time to time, subject to any adjustment of such number pursuant to the provisions of Article 8 hereof or such greater number of Shares as may be determined by the Board and approved, if required, by the shareholders of the Corporation and by any relevant stock exchange or other regulatory authority. Optioned Shares in respect of which Options are not exercised and have expired shall again be available for the purpose of this plan. No fractional Shares may be purchased or issued under the Plan.

5. Eligibility; Grant; Terms of Options

5.1 Options may be granted by the Board to any Eligible Person provided that:

      (a) the number of Shares subject to each Option, the Option Price of each Option, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board;

      (b) the total number of Shares reserved in any one-year period for issuance to any one Optionee pursuant to Options, or any other share compensation arrangements of the Corporation, shall not exceed five percent (5%) of the outstanding number of Shares from time to time;

      (c) the maximum number of shares reserved for issuance under this Plan and any previously established plans for Options granted to Insiders shall not exceed 10% of the issued and outstanding shares of the Company;

      (d) the maximum number of Options granted to Insiders under the Plan and any previously established plans within a 12 month period shall not exceed 10% of the issued and outstanding shares of the Company;


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      (e)   the total number of Shares reserved for Options or any other share compensation arrangements of the Corporation in any one-year period for issuance to Consultants or Eligible Persons who are providing Investor Relations Activities shall not exceed two percent (2%) of the outstanding number of Shares from time to time;

      (f) subject to any adjustments pursuant to the provisions of Article 8 hereof, the Option Price of any Option shall be fixed by the Board or the Committee when such Option is granted, subject to applicable Exchange approval. In no event shall the Option Price be lower than the price permitted by the Exchange. If, as and when any Shares have been duly purchased and paid for under the terms of an Option, such Shares shall be conclusively deemed allotted and issued as fully paid non-assessable Shares at the price paid therefore;

      (g) the terms of an Option shall not exceed five (5) years from the date of the grant of the Option;

      (h) no Options shall be granted to any Optionee if the total number of Shares issuable to such Optionee under this Plan, together with any Shares reserved for issuance to such Optionee under options for services or any other stock option plans, would exceed 5% of the issued and outstanding Shares, less the number of Shares reserved for issuance to such person under any option to purchase common shares granted as a compensation or incentive mechanism, unless the Company has obtained disinterested shareholder approval in respect of such grant and meets the applicable requirements of the Exchange;

      (i) an Option is personal to the Optionee and is non-transferable and non-assignable (whether by operation of law or otherwise), except as provided for herein. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of an Option contrary to the provisions of the Plan, or upon the levy of any attachment or similar process upon an Option, the Option shall, at the election of the Corporation, cease and terminate and be of no further force or effect whatsoever.

5.2 The Board or the Committee may, in its sole discretion, determine the time during which Options shall vest and the method of vesting, provided that Options granted to Consultants performing Relations Activities shall vest in stages over 12 months with no more than 1/4 of the Options vesting in any three month period.

5.3 The Board or the Committee shall consider factors as it deems pertinent in selecting Eligible Persons and in determining the amount and terms of respective options, the Corporation shall, as necessary, represent that the Optionee is a bona fide employee, consultant or management company employee, as the case may be, of the Corporation or a subsidiary.

6. Termination of Employment; Death

6.1 Subject to Sections 6.2 and 6.3 hereof and to any express resolution passed by the Committee or the Board with respect to an Option, an Option and all rights to purchase Shares pursuant thereto shall expire and terminate immediately upon the Optionee who holds such Option ceasing to be an Eligible Person.


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6.2 The Committee or the Board may, in their entire discretion, at the time of the granting of Options hereunder, determine that provisions to the following effect shall be contained in the written option agreement between the Corporation and the Optionee:

      (a) If an Optionee shall retire, or terminate his employment or directorship with the consent of the Board under circumstances equating to retirement, while holding an Option which has not been fully exercised, such Optionee may exercise the Option at any time within ninety (90) days of the date of such retirement or termination equating to retirement, but only to the same extent to which the Optionee could have exercised the Option immediately before the date of such retirement or termination equating to retirement.

      (b) If an Optionee ceases to serve the Corporation or any Affiliate, as the case may be, as an employee, officer or director for cause, no Option held by such Optionee may be exercised following the date on which such Optionee ceases to serve the Corporation or any Affiliate, as the case may be, in such capacity. If an Optionee ceases to serve the Corporation or any Affiliate as an employee, officer, or director for any reason other than for cause, unless otherwise provided for in this Plan, no Option held by such Optionee at the effective date thereof may be exercised by the Optionee following the date which is ninety (90) days after the date on which the Optionee ceases to serve the Corporation or any Affiliate, as the case may be, in such capacity.

      (c) In the event that an Optionee commits an act of bankruptcy or any proceeding is commenced against the Optionee under the Bankruptcy and Insolvency Act (Canada) or other applicable bankruptcy or insolvency legislation in force at the time of such bankruptcy and such proceeding remains undismissed for a period of thirty (30) days, no Option held by such Optionee may be exercised following the date on which such Optionee commits such act of bankruptcy or such proceeding remains undismissed, as the case may be.

      (d) In the event of the death of an Eligible Person who is a director of the Company or an Affiliate of the Company or who is an employee having been continuously employed by the Company or its Affiliates for one year from and after the grant of such Eligible Persons Options, the option granted to such Eligible Person shall only be exercisable until the earlier of the expiry of 6 months after the death of such Eligible Person or the Expiry Date of the Option and then only:

            (i) By the persons whom the Eligible Person's rights under the Option shall pass by the Eligible Person's will or the laws of descent and distribution; and

            (ii) To the extent the Eligible Person was entitled to exercise the Option at the date of his or her death.


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6.3 If an Optionee shall die holding an Option which has not been fully exercised, his personal representatives, heirs or legatees may, at any time within one (1) year after the date of such death exercise the Option with respect to the unexercised balance of the Shares subject to the Option but only to the same extent to which the decedent could have exercised the Option immediately before the date of such death, but in no event after the date fixed for the expiration of the Option.

6.4 For greater certainty, Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director of the Corporation provided that the Optionee continues to be an Eligible Person.

6.5 For the purposes of this Article 6, a determination by the Corporation that an Optionee was discharged for "cause" shall be binding on the Optionee.

6.6 If the Optionee is an Employee Corporation, the references to the Optionee in this Article 6 shall be deemed to refer to the Eligible Individual associated with the Employee Corporation.

6.7 If an Optionee shall cease to be a person providing Investor Relations Activities for any reason (other than death), such Optionee may exercise each Option held, to the extent that it has, at the time of such ceasing, vested and not been exercised, until the earlier of:

      (a) the expiration of thirty (30) days following such ceasing, or such shorter period as may be stipulated by the Board in the applicable option agreement; and

      (b)   the expiry of the Option.

7. Exercise of Options

7.1 Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full, by cash or certified cheque, of the Option Price of the Shares then being purchased. Subject to any provisions of the Plan to the contrary, certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

7.2 Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation's obligation to issue Shares to an Optionee pursuant to the exercise of any Option shall be subject to:

      (a) completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

      (b) the admission of such Shares to listing on any stock exchange on which the Shares may then be listed;


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      (c)   the receipt from the Optionee of such representations, warranties, agreements and undertakings, as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction; and

      (d) the satisfaction of any conditions on exercise prescribed pursuant to Article 3 hereof.

7.3 Options shall be evidenced by a share option agreement, in such form not inconsistent with this Plan as the Committee or the Board may from time to time determine provided that the substance of Article 5 be included therein.

8. Certain Adjustments

8.1 In the event that the Shares are at any time changed or affected as a result of the declaration of a stock dividend thereon or their subdivision or consolidation, the number of Shares reserved for Option shall be adjusted accordingly by the Board or the Committee to such extent as they deem proper in their discretion. In such event, the number of, and the price payable for, any Shares that are then subject to Option may also be adjusted by the Board or the Committee to such extent, if any, as they deem proper in their discretion.

8.2 If at any time after the grant of an Option to any Optionee and prior to the expiration of the term of such Option, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Section 8.1 or, subject to the provisions of Subsection 9.2(a) hereof, the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the "Successor Corporation") the Optionee shall be entitled to receive upon the subsequent exercise of his or her Option in accordance with the terms hereof and shall accept in lieu of the number of Shares to which he or she was theretofore entitled upon such exercise but for the same aggregate consideration payable therefore, the aggregate number of shares of the appropriate class and/or other securities of the Corporation or the Successor Corporation (as the case may be) and/or other consideration from the Corporation or the Successor Corporation (as the case may be) that the Optionee would have been entitled to receive as a result of such reclassification, reorganization or other change or, subject to the provisions of Subsection 9.2(a) hereof, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change or the effective date of such consolidation, merger or amalgamation, as the case may be, he or she had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

9. Amendment or Discontinuance of the Plan

9.1 The Board may amend the Plan at any time, provided, however, that no such amendment may materially and adversely affect any Option previously granted to an Optionee without the consent of the Optionee, except to the extent required by law. Any such amendment shall, if required, be subject to the prior approval of, or acceptance by, any stock exchange on which the Shares are listed and posted for trading.

9.2 Notwithstanding anything contained to the contrary in this Plan or in any resolution of the Board in implementation thereof:


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      (a)   in the event the Corporation proposes to amalgamate, merge or consolidate with any other corporation (other than a wholly-owned Subsidiary) or to liquidate, dissolve or wind-up, or in the event an offer to purchase or repurchase the Shares of the Corporation or any part thereof shall be made to all or substantially all holders of Shares of the Corporation, the Corporation shall have the right, upon written notice thereof to each Optionee holding Options under the Plan, to permit the exercise of all such Option within the 20 day period next following the date of such notice and to determine that upon the expiration of such 20 day period, all rights of the Optionees to such Options or to exercise same (to the extent not theretofore exercised) shall ipso facto terminate and cease to have further force or effect whatsoever;

      (b) in the event of the sale by the Corporation of all or substantially all of the assets of the Corporation as an entirety or substantially as an entirety so that the Corporation shall cease to operate as an active business, any outstanding Option may be exercised as to all or any part of the Optioned Shares in respect of which the Optionee would have been entitled to exercise the Option in accordance with the provisions of the Plan at the date of completion of any such sale at any time up to and including, but not after the earlier of:
            (i) the close of business on that date which is thirty (30) days following the date of the completion of such sale; and (ii) the close of business on the expiration date of the Option; but the Optionee shall not be entitled to exercise the Option with respect to any other Optioned Shares;

      (c) subject to the rules of any relevant stock exchange or other regulatory authority, the Board may, by resolution, advance the date on which any Option may be exercised or extend the expiration date of any Option. The Board shall not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which Options may be exercised by any other Optionee; and

      (d) the Board may, by resolution, but subject to applicable regulatory requirements, decide that any of the provisions hereof concerning the effect of termination of the Optionee's employment shall not apply to any Optionee for any reason acceptable to the Board.

Notwithstanding the provisions of this Article 9, should changes be required to the Plan by any securities commission, stock exchange or other governmental or regulatory body of any jurisdiction to which the Plan or the Corporation now is or hereafter becomes subject, such changes shall be made to the Plan as are necessary to conform with such requirements and, if such changes are approved by the Board, the Plan, as amended, shall be filed with the records of the Corporation and shall remain in full force and effect in its amended form as of and from the date of its adoption by the Board.

9.3 Notwithstanding any other provision of this Plan, the Board may at any time by resolution terminate this Plan. In such event, all Options then outstanding and granted to an Optionee may be exercised by the Optionee for a period of thirty (30) days after the date on which the Corporation shall have notified all Optionees of the termination of this Plan, but only to the same extent as the Optionee could have exercised such Options immediately prior to the date of such notification.


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10. Miscellaneous Provisions

10.1 An Optionee shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until the date of issuance of a certificate for Shares upon the exercise of such Option, in full or in part, and then only with respect to the Shares represented by such certificate or certificates. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

10.2 Nothing in the Plan or any Option shall confer upon an Optionee any right to continue or be re-elected as a director of the Corporation or any right to continue in the employ of the Corporation or any Affiliate, or affect in any way the right of the Corporation or any Affiliate to terminate his or her employment at any time; not shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Affiliate, to extend the employment of any Optionee beyond the time which he or she would normally be retired pursuant to the provisions of any present of future retirement plan of the Corporation or any Affiliate or any present or future retirement policy of the Corporation or any Affiliate, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Affiliate.

10.3 Notwithstanding Section 5.6 hereof, Options may be transferred or assigned between an Eligible Individual and/or the related Employee Corporation and/or the related RRSP provided the assignor delivers notice to the Corporation prior to the assignment and the Committee or the Board approves such assignment.

10.4 The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of British Columbai and the laws of Canada applicable therein.

11. Shareholder and Regulatory Approval

11.1 The Plan shall be subject to ratification by the shareholders of the Corporation to be effected by a resolution passed at a meeting of the shareholders of the Corporation, and to acceptance by any relevant regulatory authority. Any Options granted prior to such ratification and acceptance shall be conditional upon such ratification and acceptance being given and no such Options may be exercised unless and until such ratification and acceptance are given.

11.2 The Corporation must obtain specific disinterested shareholder approval to decrease the Option Price of any stock options previously granted to Insiders.

12. Termination of Option in the Event of Take-Over Bid

12.1 In the event a take-over bid (as defined in the Securities Act (B.C.), which is not exempt from the take-over bid requirements of the Securities Act (B.C.) (or its replacement or successor provisions)) shall be made for the Common Shares of the Corporation, the Corporation may in the agreement providing for the grant of Options herein provide that the Corporation may require the disposition of the Optionee and the termination of any obligations of the Corporation to the Optionee in respect of any Options granted by paying to the Optionee in cash the difference between the exercise price of unexercised Options and the fair market value of the securities to which the Optionee would have been entitled upon exercise of the unexercised Options on such date, which determination of fair market value shall be conclusively made by the Committee, subject to approval by the stock exchanges upon which the Common Shares are then listed, if required by such exchanges. Upon payment as aforesaid, the Options shall terminate and be at an end and the Optionee shall cease to have any further rights in respect thereof.


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13. Prior Plans

13.1 This Plan shall come into effect on February 1, 2004 and entirely replaces and supersedes prior share option plans enacted by the Board or any predecessor corporations.

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